SECOND AMENDMENT TO RIGHTS AGREEMENT

     SECOND AMENDMENT (this "Second Amendment"), dated as of March 12, 2006, to the Rights Agreement, dated as of June 21, 1996 (the "Rights Agreement") between Knight-Ridder, Inc., a Florida corporation (the "Company"), and Mellon Investor Services LLC, a New Jersey limited liability company (as successor to ChaseMellon Shareholder Services, L.L.C., a New Jersey limited liability company) as rights agent (the "Rights Agent"), as amended.

                              W I T N E S S E T H:

     WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

     WHEREAS, the Board of Directors has determined that it is in the best interests of the Company to amend the Rights Agreement as set forth herein;

     WHEREAS, pursuant to Section 28 of the Rights Agreement, the Company and the Rights Agent may, if the Company so directs, amend the Rights Agreement from time to time in accordance with the provisions of such Section 28;

     WHEREAS, the Company has entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between The McClatchy Company, a Delaware corporation ("Parent") and the Company, dated as of March 12, 2006, pursuant to which the Company will merge with and into Parent;

     WHEREAS, all actions necessary to make this Second Amendment a valid agreement, enforceable according to its terms have been taken and the execution and delivery of this Second Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company; and

     WHEREAS, the Company desires to modify the terms of the Rights Agreement in certain respects as set forth herein, and in connection therewith, is entering into this Second Amendment and directing the Rights Agent to enter into this Second Amendment;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the Company and the Rights Agent agree as follows:

     1. EFFECT OF SECOND AMENDMENT. Except as expressly provided in this Second Amendment, all provisions of the Rights Agreement shall continue in full force and effect.

     2. CAPITALIZED TERMS. All capitalized, undefined terms used in this Second Amendment shall have the meanings assigned thereto in the Rights Agreement.

     3.   AMENDMENTS TO SECTION 1.

     (a) The definition of "Acquiring Person" in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

          "Acquiring Person" shall mean any Person (as such term is hereinafter defined) who or which, together with all Affiliates and Associates (as such terms are



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          hereinafter defined) of such Person, shall be the Beneficial Owner (as such term is hereinafter defined) of 20% or more of the Common Shares then outstanding, but shall not include (i) the Company, (ii) any Subsidiary (as such term is hereinafter defined) of the Company, or
          (iii) any employee benefit plan of the Company or of any Subsidiary of the Company or any entity organized, appointed or established by the Company for or pursuant to the terms of any such plan. Notwithstanding the foregoing, (i) no Person shall become an "Acquiring Person" solely as the result of an acquisition of Common Shares by the Company which,
          by  reducing  the  number  of  shares   outstanding,   increases   the
          proportionate number of shares beneficially owned by such Person to 20% or more of the Common Shares then outstanding; provided, however, that if a Person becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding by reason of share acquisitions by the
          Company  and  shall,  after  such  share   acquisitions,   become  the
          Beneficial Owner of any additional Common Shares, then such Person shall be deemed to be an "Acquiring Person"; (ii) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an "Acquiring Person" for any purposes of this Agreement and (iii) for so long as the Merger Agreement is in full force and effect, neither Parent nor any of its affiliates shall be deemed an Acquiring Person on account of the execution, delivery, or public announcement of the
          Merger   Agreement   and/or  the   consummation  of  the  transactions
          contemplated thereby.

     (b) The definition of "Share Acquisition Date" in Section 1 of the Rights Agreement is hereby amended to read in its entirety as follows:

          "Share Acquisition Date" shall mean the first date of public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act but shall exclude any public announcement relating to the Merger Agreement or the transactions contemplated by the Merger Agreement) by the Company or an Acquiring Person that an Acquiring Person has become such.

     (c) The definitions contained in Section 1 of the Rights Agreement shall be supplemented by adding the following definitions in alphabetical order:

          "Parent" shall mean The McClatchy Company, a Delaware corporation.

          "Merger Agreement" shall mean the Agreement and Plan of Merger, by and between Parent and the Company, dated as of March 12, 2006, as it may be amended from time to time, pursuant to which the Company will merge with and into Parent.

     4.   AMENDMENTS TO SECTION 7.


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          Section 7(a)(i) shall be amended to read as follows:

          the earlier of (A) the Effective Time (as such term is defined in the Merger Agreement) and (B) the later of (a) close of business on July 10, 2006 and (b) 5 Business Days after the termination of the Merger Agreement (the "Final Expiration Date"), written notice of such Final Expiration Date will be provided to the Rights Agent promptly after such Final Expiration Date

     5.   AMENDMENTS TO SECTION 19.

          The second sentence of Section 19(a) shall be amended to read as follows:

          The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense incurred without negligence, bad faith or willful misconduct on the part of the Rights Agent (as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) for anything done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability in the premises.

     6.   AMENDMENTS TO SECTION 21.

     (a)  Section 21(c) shall be amended in its entirety to read as follows:

          The Rights Agent shall be liable hereunder only for its own negligence, bad faith or willful misconduct (as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction).

     (b)  Section 21(g) shall be amended in its entirety to read as follows:

          The Rights Agent is hereby authorized and directed to accept instructions with respect to the performance of its duties hereunder from any one of the Chairman or Vice Chairman of the Board, the President, a Vice President, the Secretary or the Treasurer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable for any action taken or suffered to be taken by it in the absence of gross negligence, bad faith or willful misconduct on the part of the Rights Agent (as determined by a final, non-appealable order, judgment, decree or ruling of a court of competent jurisdiction) in accordance with instructions of any such officer.

     7.   AMENDMENTS TO SECTION 27.

          The address of the Rights Agent in Section 27 is hereby amended to read as follows:

          Mellon Investor Services LLC
          Newport Office Center VII
          480 Washington Blvd.
          Jersey City, New Jersey 07310


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          Attn: Relationship Manager

     8.   AMENDMENTS TO SECTION 33.

          Section 33 shall be amended in its entirety to read as follows:

          GOVERNING LAW. This Agreement and the rights and remedies of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of Florida; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

     9. NEW SECTION 36. Section 36 is hereby added to the Rights Agreement to read in its entirety as follows:

          Section 36. The Merger Agreement. Notwithstanding anything contained in this Agreement to the contrary, neither the approval, execution, delivery or public announcement of the Merger Agreement nor the consummation of the transactions contemplated thereby or the performance by the Company of its obligations thereunder shall cause
          (a) the Rights to become exercisable under the Rights Agreement, (b) Parent or any of its affiliates to be deemed an Acquiring Person, or
          (c) the Distribution Date or the Share Acquisition Date to occur.

     10. NEW SECTION 37. Section 37 is hereby added to the Rights Agreement to read in its entirety as follows:

          Section 37. Termination Date. This agreement shall automatically terminate and the Rights shall expire and no longer be outstanding immediately at, and conditional upon, the Effective Time (as such term is defined in the Merger Agreement) without any further action and without any notice. If the Merger Agreement is terminated for any reason prior to the Effective Time, this Section 37 shall not apply.

     11. EFFECTIVE DATE. This Second Amendment is effective as of March 12, 2006, immediately prior to the execution and delivery of the Merger Agreement.

     12. GOVERNING LAW. This Second Amendment shall be deemed to be a contract made under the laws of the State of Florida and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions of this Second Amendment regarding the rights, duties and obligations of the Rights Agent shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts executed in and to be performed in that state.

     13. COUNTERPARTS; FACSIMILE SIGNATURES. This Second Amendment may be executed in one or more counterparts all of which shall be considered one and the same instrument and shall become effective as of the date hereof when one or more counterparts have been signed by each of the parties and delivered to each of the other parties.


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     14.  HEADINGS.  The  headings in this Second  Amendment  are  included  for convenience of reference only and shall be ignored in the construction or interpretation hereof.

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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed, all as of the day and year first above written.

                                    KNIGHT-RIDDER, INC.


                                    By: /s/ P. Anthony Ridder
                                       -----------------------------------------
                                    Name:   P. Anthony Ridder
                                    Title: Chairman and Chief Executive Officer


                                    MELLON INVESTOR SERVICES LLC, as Rights
                                    Agent

                                    By: /s/ Sharon Magidson
                                       -----------------------------------------
                                    Name:   Sharon Magidson
                                    Title:  Vice President


























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